          News Release (NYSE:RPT)

RPT REALTY REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS; PROVIDES INITIAL 2022 GUIDANCE; INCREASES QUARTERLY COMMON DIVIDEND

Financial and Investment Highlights

•Net (loss) income attributable to common shareholders for the fourth quarter 2021 of $(12.0) million, or $(0.15) per diluted share, compared to $(7.4) million, or $(0.09) per diluted share for the same period in 2020. Net (loss) income available to common shareholders for the full year 2021 of $61.9 million, or $0.75 per diluted share, compared to $(16.9) million, or $(0.21) per diluted share for the full year 2020.

•The Company's Board of Trustees declared a first quarter 2022 regular cash dividend of $0.13 per common share, an increase of 8% over the prior quarterly rate.

•Operating funds from operations ("FFO") per diluted share of $0.25 and $0.95 in the fourth quarter 2021 and full year 2021, respectively, representing year-over-year growth of 38.9% in the fourth quarter and 21.8% for the full year.

•Same property NOI growth of 12.4% and 6.3% in the fourth quarter 2021 and full year 2021, respectively.

•Closed on $791 million of investment activity in 2021, significantly improving the quality of the portfolio by increasing exposure by annualized base rent ("ABR") to high-growth markets such as Boston, Tampa, Atlanta, and Nashville by 12% while reducing exposure to non-core markets like Detroit, Chicago and Cincinnati by 8% versus 2020.

•Issued $130.0 million of senior unsecured debt, to pay off 2023 and 2024 debt maturities, resulting in only 20% of the Company's debt maturing through 2024 with no maturities in 2022.

Operational Highlights

•Total leasing volume of 1.7 million square feet in full year 2021, representing the highest annual level since 2016, resulting in a leased rate of 93.1% as of December 31, 2021, up 60 basis points quarter-over-quarter and up 30 basis points year-over-year.

•Signed not commenced ABR and estimated recovery income of $6.9 million as of December 31, 2021. Additionally, the Company is in advanced negotiations on new leases totaling $3.3 million of ABR and estimated recovery income.

•Generated comparable new lease spreads of 72.8% and 32.5% during the fourth quarter 2021 and on a trailing twelve month basis, respectively, demonstrating the continued mark-to-market opportunity within RPT's portfolio.

•Published RPT's inaugural Corporate Sustainability Report for 2020, demonstrating our commitment to being disciplined stewards of Environmental, Social and Governance principles.

NEW YORK, February 16, 2022 - RPT Realty (NYSE:RPT) (the "Company" or "RPT") today announced its financial and operating results for the quarter and year ended December 31, 2021.

"2021 was a highly productive year for RPT in which we experienced sector-leading acquisition activity and our highest leasing volumes since 2016, in addition to showcasing our continued double digit new releasing spreads," said Brian Harper, President and CEO. "We enter 2022 with a refreshed portfolio that is positioned to deliver compelling earnings growth in the years to come driven by our three strategic investment platforms, management fee income, and occupancy and rent upside, all of which are supported by our investment grade rated balance sheet."
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FINANCIAL RESULTS

Net (loss) income attributable to common shareholders for the fourth quarter 2021 of $(12.0) million, or $(0.15) per diluted share, compared to $(7.4) million, or $(0.09) per diluted share for the same period in 2020. Net (loss) income available to common shareholders for the full year 2021 of $61.9 million, or $0.75 per diluted share, compared to $(16.9) million, or $(0.21) per diluted share for the full year 2020.
FFO for the fourth quarter 2021 of $13.6 million, or $0.16 per diluted share, compared to $14.7 million, or $0.18 per diluted share for the same period in 2020. FFO for the full year 2021 of $70.2 million, or $0.85 per diluted share, compared to $66.5 million, or $0.81 per diluted share for the full year 2020.
Operating FFO for the fourth quarter 2021 of $21.9 million, or $0.25 per diluted share, compared to $15.1 million or $0.18 per diluted share for the same period in 2020. Operating FFO for the fourth quarter 2021 excludes certain net losses that totaled $8.3 million, primarily attributable to losses on extinguishment of debt. The change in operating FFO per share was primarily driven by lower rent not probable of collection and associated straight-line revenue adjustments resulting from COVID-19, higher NOI from the net impact of acquisitions and dispositions completed in 2021, higher management fees from unconsolidated joint ventures, lower interest expense and higher base rent, partially offset by higher general and administrative expense and an increase in common and dilutive shares.

Operating FFO for the full year 2021 of $78.4 million, or $0.95 per diluted share, compared to $64.2 million, or $0.78 per diluted share in the full year 2020. Operating FFO for the full year 2021 excludes certain net income that totaled $8.1 million, primarily attributable to losses on extinguishment of debt. The change in operating FFO per share was primarily driven by lower rent not probable of collection and associated straight-line revenue adjustments resulting from COVID-19, higher NOI from the net impact of acquisitions and dispositions completed in 2021, higher management fees from unconsolidated joint ventures, lower interest expense and higher lease termination income, partially offset by higher general and administrative expense, lower net recovery income and an increase in common and dilutive shares. Full year 2021 operating FFO benefited from reversals of prior period rental income not probable of collection and straight-line rent reserves totaling $2.1 million or $0.03 per diluted share, including the Company's share of unconsolidated joint ventures.

Same property NOI during the fourth quarter 2021 increased 12.4% compared to the same period in 2020. The increase was primarily driven by lower rent not probable of collection and higher base rent that contributed 8.8% and 3.8% to same property NOI growth, respectively. Same property NOI for the full year 2021 increased 6.3% compared to the same period in 2020. The increase was primarily driven by lower rent not probable of collection that contributed 6.7% to same property NOI growth, partially offset by lower net recovery income.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint ventures.

During the fourth quarter 2021, the Company signed 67 leases totaling 383,921 square feet. Blended re-leasing spreads on comparable leases were 13.3% with ABR of $20.05 per square foot. Re-leasing spreads on six comparable new and 38 renewal leases were 72.8% and 6.7%, respectively.

As of December 31, 2021, the Company had $6.9 million of signed not commenced ABR and estimated recovery income in addition to $3.3 million of ABR and estimated recovery income that are in advanced lease negotiations.

The table below summarizes the Company's leased rate and occupancy results at December 31, 2021, September 30, 2021 and December 31, 2020.

	December 31, 2021	September 30, 2021	December 31, 2020
Consolidated & Joint Venture Portfolio
Leased rate	93.1%	92.5%	92.8%
Occupancy (1)	90.7%	91.1%	91.5%
Anchor (GLA of 10,000 square feet or more)
Leased rate	96.4%	96.0%	96.1%
Occupancy	94.1%	94.9%	95.1%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	85.0%	84.0%	84.9%
Occupancy	82.4%	81.7%	82.9%
(1) Occupancy as of December 31, 2021 was negatively impacted by 40 basis points due to the impact of net investment activity completed in the quarter.

BALANCE SHEET

The Company ended the fourth quarter 2021 with $14.0 million in consolidated cash, cash equivalents and restricted cash and $315.0 million of unused capacity on its $350.0 million unsecured revolving credit facility. At December 31, 2021, the Company had approximately $889.0 million of consolidated debt and finance lease obligations. Including the Company's pro-rata share of joint venture cash and debt of $3.1 million and $23.0 million, respectively, resulted in a fourth quarter 2021 net debt to annualized adjusted EBITDA ratio of 6.8x. Proforma for the $10.2 million of signed not commenced ABR and estimated recovery income, including leases in advanced negotiation, the net debt to annualized adjusted EBITDA ratio is 6.3x. Total debt including our pro-rata share of joint venture debt had a weighted average interest rate of 3.53% and a weighted average maturity of 5.1 years.

FINANCING ACTIVITY

During the fourth quarter 2021, the Company sold 0.4 million common shares under its $100 million at-the-market ("ATM") equity distribution agreement at a weighted average price of $13.91 per share generating gross proceeds of $6.1 million. Subsequent to the end of the quarter, the Company sold 0.1 million common shares on a forward basis under its ATM at a weighted average price of $14.00 per share generating gross proceeds of $1.1 million. The shares may be settled at any time before the settlement date, January 19, 2023. As of February 16, 2022, the Company had approximately $53.3 million available for future issuance of common shares under the ATM program.

On November 8, 2021, the Company repaid a mortgage note secured by Bridgewater Falls Shopping Center totaling $51.5 million with an interest rate of 5.70%.

On November 29, 2021, the Company and its operating partnership closed on a previously disclosed private placement of senior unsecured debt totaling $130.0 million at a weighted average fixed interest rate of 3.75%, including $75.0 million that matures on November 30, 2030, with a fixed interest rate of 3.70% and $55.0 million that matures on November 30, 2031, with a fixed interest rate of 3.82%.

On November 30, 2021, the Company repaid senior unsecured debt totaling $116.5 million with original maturities in 2023 and 2024. The Company incurred a loss on extinguishment of debt totaling $8.3 million in association with the senior unsecured debt and mortgage note repayments.

During the fourth quarter 2021, the Company, through its core grocery focused joint venture platform ("R2G"), closed on two mortgages totaling $29.1 million or $15.0 million at the Company's pro-rata share with a weighted average fixed interest rate of 2.94%. The first mortgage is secured by East Lake Woodlands in Tampa for $12.8 million that matures on December 1, 2031 with a fixed interest rate of 2.94%. The second mortgage is secured by South Pasadena Shopping Center in Tampa for $16.3 million that matures on December 1, 2031 with a fixed interest rate of 2.94%.

Subsequent to the end of the fourth quarter 2021, the Company, through R2G, closed on two mortgages totaling $52.0 million or $26.8 million at the Company's pro-rata share with a weighted average fixed interest rate of

2.88%. The first mortgage is secured by Bedford Marketplace for $30.0 million that matures on March 1, 2032 with a fixed interest rate of 2.93%. The second mortgage is secured by Village Shoppes at Canton for $22.1 million that matures on March 1, 2029 with a fixed interest rate of 2.81%.

MULTI-TENANT ACQUISITIONS

For the full year 2021, through its three strategic investment platforms, the Company closed on 11 multi-tenant shopping centers, including one asset acquired through the net lease joint venture platform ("RGMZ"), with a combined contract value of $540.9 million or $367.8 million at the Company's pro-rata share.

During the fourth quarter 2021 and as previously-disclosed, the Company acquired two multi-tenant shopping centers with a contract value of $146.5 million, or $82.7 million at the Company's pro-rata share.

On October 7, 2021, through R2G, the Company acquired the Dedham shopping center for a contract price of $131.5 million, or $67.7 million at the Company's pro-rata share. Dedham is a 510,000 square foot shopping center located in the Boston MSA, the Company's third largest market by ABR. Dedham is a market dominant infill center anchored by a high performing Stop & Shop supermarket, located inside the Boston 128 loop that boasts strong 3-mile average household incomes of $136,000 and population density of 109,000.

On November 18, 2021 the Company, through RGMZ, acquired Mountain Valley for a contract price of $26.5 million or $1.7 million at the Company’s pro-rata share. Mountain Valley is a 259,000 square foot Hannaford’s supermarket and Lowe’s anchored shopping center in Conway, NH. Mountain Valley represents a unique value creation opportunity for the RGMZ platform that capitalizes on value dislocations between multi and single-tenant assets on an attractive risk-adjusted basis.

On December 16, 2021, the Company acquired Highland Lakes for a contract price of $15.0 million. Highland Lakes is an 82,000 square foot shopping center located in the Tampa MSA, the Company’s fifth largest market by ABR. The Company acquired the asset with a vacant former Steinmart box and has since signed a lease with a premier, investment grade grocer that will increase occupancy to over 95% and result in an expected stabilized yield to current market cap rate spread of approximately 150 basis points.

For more detail on the Company's 2021 acquisition activity, please see our press release, RPT Realty Announces $791 Million of Investment Activity in 2021, dated January 6, 2022.

DISPOSITIONS

For the full year 2021, the Company sold a total of 38 multi-tenant and single-tenant properties for $245.8 million, including $186.3 million of single-tenant properties, which were parceled from existing RPT multi-tenant shopping centers and sold to RGMZ.

During the fourth quarter 2021, the Company sold Market Plaza and Webster Place for $59.5 million, significantly reducing the Company’s exposure to the non-core Chicago market and to Regal Cinemas. Also, during the fourth quarter 2021, the Company sold seven single-tenant properties totaling $73.2 million that were parceled from existing RPT multi-tenant shopping centers to RGMZ, including $64.6 million of sales from the Company’s recently-acquired Northborough Crossing property in the Boston market and $8.6 million of sales that were part of the RGMZ initial seed portfolio. The Company expects to sell an additional $16.1 million of parcels to RGMZ that are expected to close in the first half of 2022, subject to satisfaction of customary closing conditions.

For more information on the Company's 2021 disposition activity, please see our press release, RPT Realty Announces $791 Million of Investment Activity in 2021, dated January 6, 2022.

RGMZ NET LEASE PLATFORM

For the full year 2021, RGMZ acquired a total of 37 single tenant properties and one multi-tenant property for a contract value of $217.5 million or $13.9 million at the Company's pro-rata share, including $186.3 million ($11.9 million at the Company's pro-rata share) of single-tenant net lease assets, all of which were parceled from existing RPT multi-tenant shopping centers.

During the fourth quarter 2021, RGMZ closed on the acquisition of seven single-tenant properties from RPT totaling $73.2 million that were parceled from three RPT multi-tenant properties. Additionally, as detailed above, on November 18, 2021 the Company, through RGMZ, acquired Mountain Valley in Conway, NH for $26.5 million or $1.7 million at the Company’s pro-rata share. In conjunction with the RGMZ acquisitions closed in the fourth quarter 2021, the Company invested $6.1 million in preferred equity directly with its RGMZ joint venture partners, Zimmer Partners and Monarch Alternative Capital LP, which will earn a fixed return of 7.0%.

RESIDENTIAL CONTRIBUTION AND DEVELOPMENT AGREEMENT
On December 31, 2021, the Company entered into a Contribution and Development Agreement with DeBartolo Development, LLC, pursuant to which the parties intend to form a joint venture to develop a 297-unit multi-family property on an undeveloped parcel of land located on RPT's Parkway Shops in Jacksonville, Florida. Subject to the fulfillment of certain conditions, including the completion of entitlements, the Company will enter into the joint venture by contributing the land valued at $3.8 million and an additional $0.5 million of cash in exchange for a 50% equity stake in the joint venture. The project is expected to stabilize in 2024.

DIVIDEND

As previously announced, on February 10, 2022, the Board of Trustees declared a first quarter 2022 regular cash dividend of $0.13 per common share, representing an increase of 8% over the prior quarterly rate. The Board of Trustees also approved a first quarter 2022 Series D convertible preferred share dividend of $0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends, for the period January 1, 2022 through March 31, 2022 are payable on April 1, 2022 for shareholders of record on March 18, 2022.

2022 GUIDANCE
The Company initiated 2022 operating FFO per diluted share guidance of $1.00 to $1.05. Selected expectations are outlined below:

•Same property NOI growth of 2.0% to 4.0%
•Same property NOI growth of 3.0% to 5.0% adjusted for 2021 prior period reversals of rent not probable of collection(1)
•+/- $125 million of acquisitions
•+/- $100 million of dispositions

(1) Excludes the net positive impact of reversals of prior period rent not probable of collection totaling $1.4 million in 2021, including the Company's share of unconsolidated joint ventures.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2022 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2022 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

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CONFERENCE CALL/WEBCAST:

The Company will host a live broadcast of its fourth quarter 2021 conference call to discuss its financial and operating results.

Date:	Thursday, February 17, 2022
Time:	9:00 a.m. ET
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through Thursday, February 24, 2022.  The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13725190.  A webcast replay will also be archived on the Company’s website for twelve months.
SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of December 31, 2021, the Company's property portfolio (the "aggregate portfolio") consisted of 47 wholly-owned shopping centers, 10 shopping centers owned through its grocery anchored joint venture (R2G), 38 retail properties owned through its net lease joint venture (RGMZ) and one net lease retail property that was held for sale by the Company, which together represent 14.6 million square feet of gross leasable area (“GLA”). As of December 31, 2021, the Company’s pro-rata share of the aggregate portfolio was 93.1% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:
Vin Chao, Managing Director - Finance and Investments
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. The ongoing impact of the novel coronavirus (“COVID-19”), or the impact of any future pandemic, epidemic or outbreak of any other highly infectious disease, has, and could continue to cause adverse effects on the financial condition, results of operations, cash flows and performance of the Company and our tenants (including their ability to timely make rent payments), the real estate market (including the local markets where our properties are located), the financial markets and general global economy as well as on our ability to enter into new leases or renew leases with existing tenants on favorable terms or at all. The impact COVID-19 has, and will continue to have, on the Company and its tenants is highly uncertain, cannot be predicted and will vary based upon the duration, magnitude and scope of the COVID-19 pandemic, including any related variants, the short-term and long-term effect of COVID-19 on consumer behaviors, the effectiveness and availability of vaccines or cures for COVID-19 and the willingness of people to take available vaccines, as well as the actions taken by federal, state and local governments to mitigate the impact of COVID-19, including social distancing protocols and restrictions on business activities, and the effect of any relaxation or revocation of current restrictions. Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets such as the inability to obtain equity, debt or other sources of funding or refinancing on favorable terms to the Company and the costs and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; changes in the interest rate and/or other changes in the interest rate environment; the discontinuance of London Interbank Offered Rate (“LIBOR”); risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants; the execution of deferral or rent concession agreements by tenants; our business prospects and outlook; acquisition, disposition, development and joint venture risks; our insurance costs and coverages; increases in the cost of operations; risks related to cybersecurity and loss of confidential information and other business interruptions; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K and our latest quarterly report on Form 10-Q. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	December 31, 2021	December 31, 2020

ASSETS
Income producing properties, at cost:
Land	$315,687	$330,763
Buildings and improvements	1,512,455	1,489,997
Less accumulated depreciation and amortization	(422,270)	(392,301)
Income producing properties, net	1,405,872	1,428,459
Construction in progress and land available for development	43,017	34,789
Real estate held for sale	3,808	—
Net real estate	1,452,697	1,463,248
Equity investments in unconsolidated joint ventures	267,183	126,333
Cash and cash equivalents	13,367	208,887
Restricted cash and escrows	666	2,597
Accounts receivable, net	23,954	26,571
Acquired lease intangibles, net	37,854	26,354
Operating lease right-of-use assets	17,934	18,585
Other assets, net	88,424	77,465
TOTAL ASSETS	$1,902,079	$1,950,040

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$884,185	$1,027,751
Finance lease obligation	821	875
Accounts payable and accrued expenses	47,034	45,292
Distributions payable	12,555	1,723
Acquired lease intangibles, net	36,207	35,283
Operating lease liabilities	17,431	17,819
Other liabilities	8,392	19,928
TOTAL LIABILITIES	1,006,625	1,148,671

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 83,894 and 80,055 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	839	801
Additional paid-in capital	1,227,791	1,174,315
Accumulated distributions in excess of net income	(441,478)	(471,017)
Accumulated other comprehensive loss	(2,635)	(14,132)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	876,944	782,394
Noncontrolling interest	18,510	18,975
TOTAL SHAREHOLDERS' EQUITY	895,454	801,369
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,902,079	$1,950,040

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
REVENUE
Rental income	$53,900	$46,368	$207,103	$187,151
Other property income	1,382	876	4,399	3,166
Management and other fee income	714	478	1,986	1,395
TOTAL REVENUE	55,996	47,722	213,488	191,712

EXPENSES
Real estate tax expense	7,258	7,973	32,816	33,086
Recoverable operating expense	7,517	6,021	25,452	21,915
Non-recoverable operating expense	2,823	2,413	10,009	8,962
Depreciation and amortization	18,791	20,210	72,254	77,213
Transaction costs	218	—	607	186
General and administrative expense	10,030	6,822	32,328	25,801
Provision for impairment	17,196	598	17,201	598
Insured expenses, net	—	—	—	(2,745)
TOTAL EXPENSES	63,833	44,037	190,667	165,016

Gain on sale of real estate	13,500	318	88,915	318

OPERATING INCOME	5,663	4,003	111,736	27,014

OTHER INCOME AND EXPENSES
Other (expense) income, net	(13)	(108)	(236)	214
Earnings from unconsolidated joint ventures	1,048	76	3,995	1,590
Interest expense	(9,017)	(9,826)	(37,025)	(39,317)
Loss on extinguishment of debt	(8,294)	—	(8,294)	—
(LOSS) INCOME BEFORE TAX	(10,613)	(5,855)	70,176	(10,499)
Income tax benefit (provision)	41	(12)	88	25
NET (LOSS) INCOME	(10,572)	(5,867)	70,264	(10,474)
Net loss (income) attributable to noncontrolling partner interest	218	135	(1,625)	241
NET (LOSS) INCOME ATTRIBUTABLE TO RPT	(10,354)	(5,732)	68,639	(10,233)
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(12,029)	$(7,407)	$61,938	$(16,934)

(LOSS) EARNINGS PER COMMON SHARE
Basic	$(0.15)	$(0.09)	$0.76	$(0.21)
Diluted	$(0.15)	$(0.09)	$0.75	$(0.21)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	83,618	80,055	81,083	79,998
Diluted	83,618	80,055	82,298	79,998

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (loss) income	$(10,572)	$(5,867)	$70,264	$(10,474)
Net loss (income) attributable to noncontrolling partner interest	218	135	(1,625)	241
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
Net (loss) income available to common shareholders	(12,029)	(7,407)	61,938	(16,934)
Adjustments:
Rental property depreciation and amortization expense	18,640	20,061	71,655	76,649
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	3,331	2,146	8,144	7,044
Gain on sale of income producing real estate	(13,278)	—	(88,693)	—
Provision for impairment on income producing real estate	17,196	—	17,201	—
FFO available to common shareholders	13,860	14,800	70,245	66,759
Noncontrolling interest in Operating Partnership (2)	(218)	(135)	—	(241)
Preferred share dividends (assuming conversion) (3)	—	—	—	—
FFO available to common shareholders and dilutive securities	$13,642	$14,665	$70,245	$66,518
Gain on sale of land	(222)	(318)	(222)	(318)
Provision for impairment on land available for development	—	598	—	598
Transaction costs (4)	218	—	607	186
Insured expenses, net	—	—	—	(2,745)
Loss on extinguishment of debt	8,294	—	8,294	—
Severance expense (5)	33	290	62	506
Above and below market lease intangible write-offs	(65)	—	(562)	(256)
Pro-rata share of transaction costs from unconsolidated joint ventures (1)	—	—	—	407
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	(1)	(120)	(41)	(626)
Payment of loan amendment fees (5)	—	—	—	184
Bond interest proceeds (6)	—	—	—	(213)
Operating FFO available to common shareholders and dilutive securities	$21,899	$15,115	$78,383	$64,241

Weighted average common shares	83,618	80,055	81,083	79,998
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	1,812	1,909	—	1,909
Dilutive effect of restricted stock	1,322	410	1,215	496
Shares issuable upon conversion of preferred shares (3)	—	—	—	—
Weighted average equivalent shares outstanding, diluted	86,752	82,374	82,298	82,403

FFO available to common shareholders and dilutive securities per share, diluted	$0.16	$0.18	$0.85	$0.81

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.25	$0.18	$0.95	$0.78

Dividend per common share	$0.12	$—	$0.39	$0.22
Payout ratio - Operating FFO	48.0%	—%	41.1%	28.2%

(1)Amounts noted are included in Earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP units convertible on a one-of-one basis into common shares. The Company's net income for the year ended December 31, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.87 (based on 1,876 weighted average OP Units outstanding as of December 31, 2021). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the twelve months ended December 31, 2021.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earning per share in future periods. In instances when the Preferred Share ratio exceeds basic FFO, the Preferred Shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and twelve months ended December 31, 2021 and 2020.
(4)For 2021, primarily costs associated with terminated acquisitions. For 2020, costs associated with a terminated acquisition and a terminated disposition.
(5)Amounts noted are included in General and administrative expense.
(6)Amounts noted are included in Other (expense) income, net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net (loss) income available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (loss) income available to common shareholders	$(12,029)	$(7,407)	$61,938	$(16,934)
Preferred share dividends	1,675	1,675	6,701	6,701
Net (loss) income attributable to noncontrolling partner interest	(218)	(135)	1,625	(241)
Income (benefit) tax provision	(41)	12	(88)	(25)
Interest expense	9,017	9,826	37,025	39,317
Loss on extinguishment of debt	8,294	—	8,294	—
Earnings from unconsolidated joint ventures	(1,048)	(76)	(3,995)	(1,590)
Gain on sale of real estate	(13,500)	(318)	(88,915)	(318)
Insured expenses, net	—	—	—	(2,745)
Other expense (income), net	13	108	236	(214)
Management and other fee income	(714)	(478)	(1,986)	(1,395)
Depreciation and amortization	18,791	20,210	72,254	77,213
Transaction costs	218	—	607	186
General and administrative expenses	10,030	6,822	32,328	25,801
Provision for impairment	17,196	598	17,201	598
Pro-rata share of NOI from R2G Venture LLC (1)	4,372	1,999	11,876	8,155
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	144	—	308	—
Lease termination fees	(264)	(183)	(845)	(368)
Amortization of lease inducements	214	212	848	766
Amortization of acquired above and below market lease intangibles, net	(523)	(655)	(2,662)	(2,903)
Straight-line ground rent expense	76	76	306	306
Straight-line rental income	(410)	8	(2,412)	2,026
NOI at Pro-Rata	41,293	32,294	150,644	134,336
NOI from Other Investments	(5,112)	1,338	(8,868)	2,635
Non-RPT NOI from RGMZ Venture REIT LLC (3)	1,635	—	3,884	—
Same Property NOI	$37,816	$33,632	$145,660	$136,971

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties owned by RGMZ Venture REIT LLC after March 4, 2021.
(3)Represents 93.6% of the properties owned by RGMZ Venture REIT LLC after March 4, 2021.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,
	2021		2020
Reconciliation of net income to annualized proforma adjusted EBITDA
Net loss	$(10,572)		$(5,867)
Interest expense	9,017		9,826
Income (benefit) tax provision	(41)		12
Depreciation and amortization	18,791		20,210
Gain on sale of income producing real estate	(13,278)		—
Provision for impairment on income producing real estate	17,196		—
Pro-rata share of interest expense from unconsolidated entities	108		—
Pro-rata share of depreciation and amortization from unconsolidated entities	3,331		2,146
EBITDAre	24,552		26,327

Severance expense	33		290
Above and below market lease intangible write-offs	(65)		—
Transaction costs	218		—
Gain on sale of land	(222)		(318)
Provision for impairment on land available for development	—		598
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	(1)		(120)
Loss on extinguishment of debt	8,294		—
Adjusted EBITDA	32,809		26,777
Annualized adjusted EBITDA	$131,236		$107,108

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$884,185		$1,027,751
Unamortized premium	(153)		(1,103)
Deferred financing costs, net	4,165		3,606
Consolidated notional debt	888,197		1,030,254
Pro-rata share of debt from unconsolidated joint venture	23,017		—
Finance lease obligation	821		875
Cash, cash equivalents and restricted cash	(14,033)		(211,484)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(3,088)		(1,914)
Net debt	$894,914		$817,731

Reconciliation of interest expense to total fixed charges
Interest expense	$9,017		$9,826
Pro-rata share of interest expense from unconsolidated entities	108		—
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	434		608
Total fixed charges	$11,234		$12,109

Net debt to annualized adjusted EBITDA	6.8	x	7.6	x
Interest coverage ratio (adjusted EBITDA / interest expense)	3.6	x	2.7	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	2.9	x	2.2	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of depreciable property and impairment provisions on depreciable real estate or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured expenses, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and bond interest proceeds that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our R2G Venture LLC and RGMZ Venture REIT LLC unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three and twelve months ended December 31, 2021 and 2020 represents NOI from the Company's same property portfolio consisting of 41 consolidated operating properties and our 51.5% pro-rata share of five properties owned by our R2G Venture LLC unconsolidated joint venture and 100% of the 30 properties owned by our RGMZ Venture REIT LLC unconsolidated joint venture (excludes one property that is part of our Rivertowne Square multi-tenant property where activities have started in preparation for redevelopment). All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2020. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. The properties contributed to RGMZ Venture REIT LLC had previously been parts of larger shopping centers that we own. Accordingly, 100.0% of the NOI from these properties is included in our results for periods on or prior to March 4, 2021 and, for these prior periods, we had not separately allocated expenses attributable to the larger shopping centers between these properties and the remainder of these shopping centers. As a result, in order to help ensure the comparability of our Same Property NOI for the periods presented, we are continuing to include 100.0% of the NOI from these properties in our Same Property NOI following their contribution even though our pro rata share following March 4, 2021 is only 6.4%. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three and twelve months ended December 31, 2021 and 2020 represents pro-rata NOI primarily from (i) properties disposed of and acquired during 2021, (ii) Rivertowne Square where the Company has begun activities in anticipation of future redevelopment, (iii) certain property related employee compensation, benefits, and travel expense and (iv) noncomparable operating income and expense adjustments. Non-RPT NOI from RGMZ Venture REIT LLC represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021, which is our partners' share of RGMZ Venture REIT LLC.

RPT Realty
Non-GAAP Financial Definitions (continued)

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash and escrows, less (v) our pro-rata share of cash, cash equivalents and restricted cash and escrows of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA/Proforma Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 34 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when review financial information that we present on a pro-rata basis or including pro-rata adjustment.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.